Exhibit 99.1

Kineta Reopens Enrollment for the VISTA-101 Clinical Trial Evaluating KVA12123 in Patients with Advanced Solid Tumor Cancer

Effective immediately, clinical sites in the VISTA-101 Phase 1/ Phase 2 clinical trial can resume screening of patients for enrollment in the clinical study

30 patients have been enrolled in the clinical trial to date, including a monotherapy arm with KVA12123 and a combination arm utilizing KVA12123 together with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab)

Kineta anticipates the trial to be fully enrolled by the end of 2024

SEATTLE — (August 19, 2024) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today that enrollment has resumed for the Company’s ongoing VISTA-101 Phase 1/2 clinical trial, effective immediately. As previously announced on March 12, 2024, patient enrollment in the clinical trial was suspended due to certain investors indicating that they would not fulfill their funding obligation due in April 2024 pursuant to the previously disclosed private placement financing.

To date, KVA12123 has cleared the fifth of six monotherapy dose levels and two of the four cohorts in combination with pembrolizumab. Initial results demonstrating partial response and stable disease in the combination cohorts and durable stable disease in the monotherapy cohorts were reported earlier this year at the American Association of Cancer Research (AACR) Annual Meeting 2024. Additionally, the initial results of KVA12123 showed a favorable clinical safety and tolerability profile with no dose limiting toxicities and no evidence of CRS-associated cytokines at any dose level.

“We are very pleased to resume enrollment for VISTA-101. KVA12123 has been well tolerated with no dose limiting toxicities and no cytokine release syndrome and we continue to be encouraged by the initial data demonstrated. With enrollment now recommenced, we are focused on successful execution and working towards completing enrollment which we expect to do by the end of 2024,” said Thierry Guillaudeux, Chief Scientific Officer of Kineta.

On July 8, Kineta announced that it had entered into an exclusivity and right of first offer agreement (the “Agreement”) with TuHURA Biosciences, Inc. (“TuHURA”), a Phase 3 registration-stage immuno-oncology company developing novel technologies to overcome resistance to cancer immunotherapy. As part of the Agreement, Kineta received a concurrent $5 million nonrefundable payment from TuHURA. Kineta and TuHURA are cooperating on the reinitiation of patient enrollment into this trial.

“KVA12123 is a novel, differentiated new treatment alternative for patients with cancer. The completion of the enrollment in the Phase 1 portion of the trial this year is an important milestone for this exciting development program and we are pleased to work closely with the Kineta team to resume enrollment,” said James A. Bianco, Chief Executive Officer of TuHURA.

Pursuant to the Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, Kineta’s VISTA blocking immunotherapy. This exclusive right shall continue through the first to occur of (a) the execution of any definitive agreement with respect to a potential transaction by TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, subject to extension.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on X (formerly Twitter) and LinkedIn.

Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 has demonstrated strong tumor growth inhibition as both a monotherapy or in combination with other checkpoint inhibitors in preclinical models. KVA12123 provides a novel approach to address immune suppression in the tumor microenvironment with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

In February 2024, Kineta announced a significant corporate restructuring to substantially reduce expenses and preserve cash. The restructuring included a significant workforce reduction and the suspension of enrollment of new patients in its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. At that time, Kineta also announced that it was exploring strategic alternatives to maximize stockholder value.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the anticipated benefits of the Agreement and statements relating to Kineta’s exploration of strategic alternatives and reinitiation of the VISTA-101 Phase 1/2 clinical trial. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: Kineta’s ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, Kineta’s reinitiation of the VISTA-101 Phase 1/2 clinical trial for KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s ability to prevail in litigation against investors who failed to close an anticipated private placement; risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Kineta will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether Kineta’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and those risks set forth under the caption “Risk Factors” in Kineta’s most recent Annual Report on Form 10-K filed with the SEC on March 21, 2024 and Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024 and August 8, 2024, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Relations:

info@kineta.us

Source: Kineta, Inc.